BORDERS GROUP, INC.
2004 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

Optionee:  George L. Jones

Employee ID: 00313956

Optioned Shares:  200,000 shares of Borders Group, Inc. Common Stock

Option Type:  Non-statutory Stock Option

Per Share Option Price:  $5.85

Option Date:  April 2, 2008

Date Option Becomes Exercisable:  33 1/3% on April 2, 2009, 66 2/3% on April 2, 2010, 100% on April 2, 2011

Termination Date: April 1, 2015

This Stock Option Agreement (the “Agreement”) is entered into and delivered as of the Option Date by and between Borders Group, Inc. (the “Company”) and the Optionee, an employee of the Company or a subsidiary of the Company.  The Optionee, by accepting the Option, and the Company hereby agree as follows:

1.
The Company, pursuant to the above Plan, which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to the Optionee an option to purchase the Optioned Shares at the Per Share Option Price (the “Option”).

2.	The Option granted hereby shall not be treated as an incentive stock option under the Internal Revenue Code of 1986, as amended.

3.	The Option granted hereby shall terminate, subject to the provisions of the Plan, no later than at the close of business on the Termination Date.

4.	The Optionee shall comply with and be bound by all the terms and conditions contained in this Agreement and the Plan.

5.
The Option granted hereby shall be exercisable during the Optionee’s lifetime only by the Optionee in accordance with the terms of the Plan and shall not be assignable or transferable except by will or applicable laws of descent and distribution; provided, however, that the Option may be exercised pursuant to the terms of this Agreement and the Plan after the death of the Optionee by his Designated Beneficiary.

6.	The obligation of the Company to sell and deliver any Common Stock under this Option is specifically subject to all applicable laws, rules, regulations and governmental and stockholder approvals.

7.
Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given if sent by registered or certified mail addressed to the Company at its principal offices.  Any notice by the Company to the Optionee shall be in writing and shall be deemed duly given if sent by registered or certified mail addressed to the Optionee at the address set forth in the books and records of the Company.

8.
In the event of a Change of Control prior to the Optionee’s termination of employment with the Company and its Subsidiaries, the Option shall, to the extent unvested, vest in full, except to the extent replaced by a Qualifying Replacement Award (as defined below).  A Qualifying Replacement Award shall mean a stock option or stock appreciation right relating to publicly traded shares of the Company or its successor in the Change of Control (or of the appropriate affiliate of such successor) that (i) has a value, as of such replacement, that is at least equal to the value of the Option (this provision shall be deemed satisfied to the extent that the exercise price and number of shares subject to the Option are equitably adjusted to reflect the relative market values of the common stock of the Company and the successor entity as of the Change of Control), (ii) is subject to the same vesting schedule and terms as the Option, (iii) provides for an acceleration of vesting in the event of a termination of the Optionee’s employment prior to April 2, 2011 that is (1) by the Company other than for Cause (as defined in the Plan, unless Cause is defined in an individual employment or severance agreement to which the Optionee is party, in which case such definition shall apply), (2) by the Optionee for Good Reason (as defined below), or (3) due to the Optionee’s death or Disability, and (iv) otherwise contains terms and conditions substantially similar to, and in any event no less favorable to the Optionee than, the terms and conditions of this Option.  Without limiting the generality of the foregoing, a Qualifying Replacement Award may take the form of a continuation of this Option award if the requirements of the preceding sentence are satisfied.

9.
For purposes of Paragraph 8, a termination shall be deemed to be for “Good Reason” if such termination is (i) effectuated pursuant to a “good reason” or similar constructive termination right in an individual employment or severance agreement to which the Optionee is party, or (ii) if the Optionee is not party to any such agreement, initiated by the Optionee following the occurrence of any of the following: (1) an involuntary relocation that increases the Optionee’s commute by more than 35 miles, (2) a material reduction in either the Optionee’s base pay or the Optionee’s overall compensation opportunity from the levels in effect immediately prior to the Change of Control, or (3) a material reduction in the Optionee’s authority, duties, or responsibilities below the levels in effect immediately prior to the Change of Control.  Notwithstanding the foregoing, a termination shall be deemed to be for Good Reason under clause (ii) of this Paragraph 9 only if the Optionee provides written notice to the Company of the existence of one or more of the conditions described therein within 90 days following the Optionee’s knowledge of the initial existence of such condition, the Company fails to cure such condition during the 30-day period (the “Cure Period”) following its receipt of such notice, and the Optionee terminates employment within 180 days following the conclusion of the Cure Period.

10.	The validity and construction of this Agreement shall be governed by the laws of the State of Michigan.

The Optionee has executed this Agreement as of the day and year first above written.

Optionee:

                                                                                            George L. Jones
Signature                                                                           Print Name

Please sign both copies of this agreement, return one copy to the Stock Option Plan Administrator/Benefits Department and retain the other for your records .